Exhibit 99.1
Oasis Petroleum Inc. Provides Preliminary Third Quarter 2011 Results and an Update to Financial Guidance
Houston, Texas — October 27, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced preliminary results for the third quarter of 2011and provided an updated financial outlook for the fiscal year 2011.
Drilling and Production
During the third quarter of 2011, Oasis completed and placed on production 22 gross operated wells (17.4 net) in the Bakken and Three Forks formations. Of the 22 gross operated wells completed during the third quarter, nine were completed in September. On September 30, 2011, the Company was in the process of drilling seven gross operated wells (5.4 net) and had 21 gross operated wells (15.6 net) waiting on completion in the Bakken and Three Forks formations. As of October 27, 2011, the Company was running nine operated rigs, an increase of two rigs above the seven rigs that were running on September 30, 2011.
Average daily production for the third quarter of 2011 was 11,583 barrels of oil equivalent per day (“Boepd”), an increase of 110% as compared to 5,507 Boepd in the third quarter of 2010. Sequential quarter-over-quarter production increased by 3,690 Boepd, or 47%. During the first three weeks of October 2011, volumes from operational reports have production for Oasis averaging approximately 14,300 Boepd, including 4.4 million cubic feet per day (“MMcfpd”) of natural gas. The 80% increase in natural gas production over the 2.45 MMcfpd produced in the third quarter of 2011 is primarily attributable to the ongoing installation of natural gas gathering projects on Oasis properties. Average daily production by project area is listed in the following table:

	Average Daily Production for the Three Months Ended (Boepd):
Project Area	Sep 30, 2011	Jun 30, 2011	Change	% Change
Williston Basin:
West Williston	7,567	4,386	3,181	73%
East Nesson	2,220	1,975	245	12%
Sanish	1,711	1,433	278	19%

Total Williston Basin	11,498	7,794	3,704	48%
Other	85	99	(14)	-14%

Total	11,583	7,893	3,690	47%

Preliminary Third Quarter 2011 Financial Results and Updated Fiscal Year 2011 Outlook
Oasis is providing preliminary financial results for the third quarter of 2011 and is updating its outlook for fiscal year 2011. Oasis has prepared the summary preliminary operating and financial data below based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from these summary preliminary operating and financial data, and any differences could be material. The Company intends to release complete third quarter financial results on November 7, 2011.
In the third quarter of 2011, the Company expects its average realized oil price to be between $83 and $84 per barrel, which includes an approximate 6.0% to 7.0% differential to West Texas Intermediate (“WTI”) crude oil index prices. In December 2010, Oasis announced a production range target of 11,000 to 12,500 Boepd, on average, for the fiscal year 2011. Oasis currently expects production to be around the low end of this range.
The Company expects lease operating expenses (“LOE”) for the third quarter of 2011 to range from $9.15 to $9.30 per Boe. During the third quarter of 2011, Oasis incurred higher than ordinary expenses associated with salt water trucking and disposal as well as increased costs for repairing roads and locations damaged by the inclement weather in the first half of 2011. The Company has $35 million of capital in its 2011 budget allocated to building salt water disposal (“SWD”) infrastructure, which is currently being deployed in key operating areas. The SWD system in the southern part of the East Nesson is currently operational, and Oasis expects the West Williston SWD systems to be operational during the first quarter of 2012. Oasis’ SWD infrastructure is expected to eliminate the need for trucks, simplify operational logistics, and reduce costs in 2012 by $2.00 to $3.00 per Boe from current levels. As a result of the increased costs in 2011, the Company is increasing its range for LOE for the fiscal year 2011 from $5.00 to $7.00 per Boe to $8.00 to $9.00 per Boe. Oasis’ non-operated LOE has increased in a manner similar to its operated LOE, as other operators in the Williston Basin face similar conditions.
Oasis expects exploration and production general and administrative expenses (“E&P G&A”), which excludes G&A associated with the business of Oasis Well Services, for the third quarter of 2011 to range from $6.80 to $6.90 per Boe. The Company continues to be within the original full year range and is now tightening guidance for E&P G&A to range from $7.00 to $7.50 per Boe. Production taxes in the third quarter of 2011 are expected to range from 10.0% to 10.2%. The forecast for production taxes as a percentage of revenue for fiscal 2011 is being lowered from 10.5%to 11.0% to 10.2% to 10.6% due to lower year-to-date taxes.
The following table provides Oasis’ preliminary third quarter expenses and updated forward-looking guidance for expenses based on its current forecasts of key metrics for 2011:

	Preliminary	FY 2011
Metric	3Q 2011	Outlook
LOE ($/Boe)	$9.15 - $9.30	$8.00 - $9.00
E&P G&A ($/Boe)	$6.80 - $6.90	$7.00 - $7.50
Production Taxes (% of revenue)	10.0% - 10.2%	10.2% - 10.6%
Lastly, capital expenditures are expected to total $200.0 to $210.0 million in the third quarter of 2011 and $408.0 to $418.0 million year-to-date ending September 30, 2011. Oasis’ full year 2011 capital spending program of $627 million remains unchanged.
Liquidity and Borrowing Base
On September 30, 2011, Oasis had total cash and short-term investments of $288.5 million and had no outstanding indebtedness under its revolving credit facility. On October 26, 2011, the Company’s lenders waived the mandatory reduction of its $350 million borrowing base related to the potential issuance of additional senior unsecured notes by Oasis before December 31, 2011, that otherwise would result on or before its next redetermination date.
Risk Management
In October 2011, the Company converted its deferred premium put contracts for 4,000 barrels of oil per day in calendar year 2012 to three-way costless collar options. Additionally, Oasis added deferred premium put spread contracts for 2,000 barrels of oil per day in calendar year 2012. As of October 26, 2011, Oasis had 8,548 barrels of oil per day hedged for the remainder of 2011, 13,500 barrels of oil per day hedged in 2012, and 4,000 barrels of oil per day hedged in 2013. The Company expects to continue to layer in additional commodity derivative contracts to protect its drilling program and its existing production volumes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations